Filed pursuant to Rule 433
                                                         File No.: 333-143751-12


The depositor has filed a registration statement (including a prospectus and any prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank at 1-800-503-4611.

                        THE SERIES 2008-AR1 CERTIFICATES

              Initial       Pass-   Exchangeable/
             Principal     Through   Exchangeable
   Class     Balance(1)     Rate       REMIC(2)              Principal Types                   Interest Types         CUSIP
----------------------------------------------------------------------------------------------------------------------------------
     Offered Certificates
Class A-1   $460,588,000     (4)         N/A      Super Senior, Pass-Through                Floating Rate           94985Q AA2
Class A-2   $185,721,000     (5)          ER      Super Senior Support, Pass-Through        Variable Rate           94985Q AB0
Class A-3   $156,681,000     (5)          E       Super Senior/Super Senior Support(7),     Variable Rate           94985Q AC8
                                                  Pass-Through
Class A-4    $29,040,000     (5)          E       Super Senior Support, Pass-Through        Variable Rate           94985Q AD6
Class A-5   $185,721,000     (6)          E       Super Senior Support, Pass-Through        Variable Rate           94985Q AE4
Class A-6       (3)        0.500%         E       Senior, Notional Amount                   Fixed Rate, Interest    94985Q AF1
                                                                                            Only
Class A-R       $100         (5)         N/A      Senior, Sequential Pay                    Variable Rate           94985Q AG9
Class B-1   $11,818,000      (5)         N/A      Subordinated                              Variable Rate           94985Q AH7
Class B-2    $5,741,000      (5)         N/A      Subordinated                              Variable Rate           94985Q AJ3
Class B-3    $2,026,000      (5)         N/A      Subordinated                              Variable Rate           94985Q AK0
     Non-Offered Certificates
Class B-4    $4,052,000      (5)         N/A      Subordinated                              Variable Rate           94985Q AL8
Class B-5    $1,350,000      (5)         N/A      Subordinated                              Variable Rate           94985Q AM6
Class B-6    $4,053,048      (5)         N/A      Subordinated                              Variable Rate           94985Q AN4

(1) Approximate. The initial principal balance shown for a class of exchangeable REMIC certificates or exchangeable certificates represents the approximate maximum initial principal balance of such class. The maximum initial principal balance of a class of exchangeable REMIC certificates represents the initial principal balance of such class prior to any exchanges. The maximum initial principal balance of a class of exchangeable certificates represents the maximum principal balance of such class that could be issued in an exchange. The initial principal balances and maximum initial principal balances are subject to adjustment.

(2) Exchangeable certificates are designated as "E" and exchangeable REMIC certificates are designated as "ER" in the table above. Each of the classes designated with an "E" or an "ER" is exchangeable, in combination with other classes or individually as specified in Schedule I, for certain other class or classes of certificates.

(3) The Class A-6 Certificates are interest only certificates and have no principal balance. Their maximum initial notional amount is expected to be approximately $185,721,000. The maximum initial notional amount of a class of exchangeable certificates represents the maximum notional amount that could be issued in an exchange.

(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the lesser of (x) LIBOR plus the applicable margin (set forth in the table below) and (y) the net rate cap; provided that, so long as the interest rate swap agreement remains in effect, the net rate cap will not apply to the pass-through rate of the Class A-1 Certificates. For any distribution date after the first distribution date on which the depositor has an optional termination right, the margin will increase if the optional termination right is not exercised. In addition, on or prior to the distribution date in March 2038, the Class A-1 Certificates will be entitled to any amounts received under an interest rate swap agreement. During this period, the Class A-1 Certificates will accrue interest at an effective per annum rate equal to LIBOR plus the applicable margin (set forth in the table below). For the initial distribution date in March 2008, the pass-through rate is expected to be approximately 4.816% per annum.

                                            Margin after the
                                          Optional Termination      Interest
             Class            Margin              Date            Calculations
      ----------------- ----------------- -------------------- -----------------
           Class A-1          0.580%             1.160%                *

      * Interest on these certificates will be calculated on the basis of the actual number of days in the interest accrual period, based on a 360-day year.

(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans. For the initial distribution date in March 2008, this rate is expected to be approximately 6.238% per annum.

(6) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans minus 0.500%. For the initial distribution date in March 2008, this rate is expected to be approximately 5.738% per annum.

(7) While the maximum principal balance of the Class A-4 Certificates is greater than zero, the Class A-3 Certificates will have the characteristics of super senior certificates. After the maximum principal balance of the Class A-4 Certificates has been reduced to zero, the Class A-3 Certificates will have the characteristics of super senior support certificates.

      Allocation of Amount to be Distributed on the Class A Certificates (other than the Exchangeable Certificates)

      The allocation of the Class A Principal Distribution Amount to the Class of Exchangeable REMIC Certificates will be made assuming no exchanges have ever occurred.

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Certificates, sequentially, as follows:

      first, to the Class A-R Certificates; and

      second, concurrently, to the Class A-1 and Class A-2 Certificates, pro rata.



      Calculation and Allocation of Amount to be Distributed on the Classes of Exchangeable Certificates

      If an exchange of all or a portion of the Class of Exchangeable REMIC Certificates has occurred, the related Exchangeable Combination will be entitled to receive its proportionate share of principal distributions allocated to the Class of Exchangeable REMIC Certificates on each Distribution Date. Such amount will then be distributed (i) in the case of Exchangeable Combination 1, concurrently, to the Class A-3 and Class A-4 Certificates in proportion to each Class's Maximum Principal Balance or (ii) in the case of Exchangeable Combination 2, to the Class A-5 Certificates.

      Any amounts of principal distributed on a Distribution Date to any Class of Exchangeable Certificates will be allocated among the outstanding Certificates of such Class, pro rata, in accordance with their respective Percentage Interests.

                                   SCHEDULE I

                              EXCHANGEABLE SCHEDULE

------------------------------------------------- ---------------------------------------------------
            Exchangeable REMIC Class                              Exchangeable Class
            ------------------------                              ------------------
------------------------------------------------- ---------------------------------------------------
                                                                                Maximum Initial
                                                                             Principal Balance or
Exchangeable REMIC    Maximum Initial Principal        Exchangeable        Maximum Initial Notional
       Class                 Balance(1)                 Combination                Amount(1)
-------------------- ---------------------------- ------------------------ --------------------------
-------------------- ---------------------------- ------------------------ --------------------------
                                                       Exchangeable
                                                       Combination 1
-------------------- ---------------------------- ------------------------ --------------------------
        A-2                 $185,721,000                    A-3                  $156,681,000
-------------------- ---------------------------- ------------------------ --------------------------
                                                            A-4                   $29,040,000
-------------------- ---------------------------- ------------------------ --------------------------

-------------------- ---------------------------- ------------------------ --------------------------
                                                       Exchangeable
                                                       Combination 2
-------------------- ---------------------------- ------------------------ --------------------------
        A-2                 $185,721,000                    A-5                  $185,721,000
-------------------- ---------------------------- ------------------------ --------------------------
                                                            A-6                  $185,721,000
-------------------- ---------------------------- ------------------------ --------------------------

-------------------- ---------------------------- ------------------------ --------------------------

(1) Except as otherwise indicated, Exchangeable REMIC Certificates and Exchangeable Certificates in any combination may be exchanged only in the proportion that the Maximum Initial Principal Balances or Maximum Initial Notional Amount of the indicated Classes bear to one another as shown above.